Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
THE APPOINTMENT OF PATRICK FABBIO AS CHIEF FINANCIAL OFFICER

Tarrytown, N.Y., November 16, 2015 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced appointment of Patrick Fabbio as Chief Financial Officer.  Mr. Fabbio, the former Vice President, Global Corporate Finance at NPS Pharmaceuticals, Inc., has over 20 years of financial experience in the healthcare sector at both publicly-traded and privately-held companies.

"Pat brings a wealth of financial, transactional, and operational experience to Progenics," said Mark Baker, CEO of Progenics. "His experience at NPS as it transitioned from an R&D organization to a fully-integrated commercial business focused on rare diseases will be invaluable as we advance our orphan drug candidate, AzedraTM, toward the market.  We welcome Pat to the team and look forward to his contributions as we drive the development of our programs and build a leading oncology-focused company."

Mr. Fabbio stated, "Progenics is well-positioned with a strong balance sheet and a high-value, late-stage portfolio that includes a pivotal program for Azedra, multiple prostate cancer imaging agents and therapeutics that have the potential to transform how prostate cancer is diagnosed, monitored and treated, and a commercial asset in RELISTOR. I am excited to join Progenics at this dynamic time in the Company's development, and look forward to working with management to build Progenics in a financially efficient and successful manner that supports long-term growth."

Most recently, Mr. Fabio served this year as Chief Financial Officer of electroCore Medical, LLC, where he developed the corporate finance strategy supporting additional financing in preparation for FDA approval and launch.  At NPS, Mr. Fabbio built the finance organization to support the Company's evolution to a commercially-integrated company supporting global marketing of its lead product, Gattex®. Prior to joining NPS in 2012, Mr. Fabbio served as, Vice President, Finance, Innovation, and Growth at Catalent Pharma Solutions Inc., where he managed investments in the product portfolio, executed multiple business transactions and oversaw alliance management. From 2009 to 2010, he was the Chief Financial Officer at Ikano Therapeutics, where he successfully managed the allocation of resources, extending the company's cash runway to a strategic exit. From 1998 to 2009, he held various roles of increasing responsibility in finance, corporate development and commercial operations, at Sanofi, rising to Senior Director, U.S. Life Cycle Management and Base Business. Prior to Sanofi-Aventis, he held positions at UniPath Diagnostics, BioMatrix and Coopers & Lybrand.  He received his M.B.A. from the New York University, Stern School of Business and is a Certified Public Accountant.

About Progenics
Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Among the assets in its pipeline of targeted radiotherapy and molecular imaging compounds is AZEDRA™, an ultra-orphan radiotherapy candidate currently in a phase 2 study under an SPA. The Company's PSMA-targeted product candidates for prostate cancer include two small molecule imaging agents 1404 and PyL, and two therapeutic agents PSMA ADC, an antibody drug conjugate, and 1095, a small molecule radiotherapeutic. Progenics's first commercial product, RELISTOR® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Valeant Pharmaceuticals International, Inc.

This press release may contain projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations, such as the Phase 3 clinical program for 1404; our ability to successfully complete our tender offer for and integrate EXINI Diagnostics AB and to develop and commercialize its products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the sales of products by our partners and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics' disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. For more information, please visit www.progenics.com. Please follow us on LinkedIn®.

Information on or accessed through our website or social media sites is not included in the company's SEC filings.

(PGNX-F)
Contact:	Melissa Downs Investor Relations (914) 789-2801 mdowns@progenics.com